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                                   EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION

                                       OF

                           AVTEL COMMUNICATIONS, INC..


                                   ARTICLE I.

            The name of the Corporation is AVTEL COMMUNICATIONS, INC.

                                   ARTICLE II.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware 19805. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III.

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV.

     The Corporation is authorized to issue two classes of stock, designated common and preferred, respectively. The total number of shares of all classes of stock which the Corporation has authority to issue is 21,000,000, consisting of 20,000,000 shares of common stock, par value $0.01, and 1,000,000 shares of preferred stock, par value $0.01. As to the preferred stock of the Corporation, 250,000 shares shall be designated as "Series A Convertible Preferred Stock" with the preferences, limitations and rights set forth hereunder.

     The Board of Directors may amend these Articles of Incorporation to do any of the following:

          a. designate in whole or in part, the preferences, limitations and relative rights, within the limits set forth in the Delaware General Corporation Law, of any class of shares, before the issuance of any shares of that class;

          b. create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part the preferences, limitations and relative rights of the series within the limits set forth in the Delaware General Corporation Law, all before the issuance of any shares of that series;

          c. alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

          d. increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board either before or after the issuance of shares of the series,


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provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as part of the series.

                 Designation of First Series of Preferred Stock

     The first series of preferred stock is hereby designated AvTel Communications, Inc. Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock"). The number of shares constituting Series A Convertible Preferred Stock shall be 250,000.

     1. General Definitions. For purposes of designating the preferences, privileges, restrictions and rights of the Series A Convertible Preferred Stock, the following definitions shall apply:

          1.1 "Board of Directors" shall mean the Board of Directors of the Corporation.

          1.2 "Business Day" shall mean any day other than Saturdays, Sundays or other days on which commercial banks are authorized or required to close in the State of Delaware.

          1.3 "Common Stock" shall refer to the Common Stock of the Corporation.

          1.4 "Distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of this Corporation for cash or property, including any such transfer, purchase or redemption by a Subsidiary of this Corporation.

          1.5 "Issuance Date" shall mean July 31, 1996.

          1.6 "Junior Shares" shall mean all Common Stock and any other shares of this Corporation other than the Series A Convertible Preferred Stock.

          1.7 "Person" means a corporation, an association, a trust, a partnership, a joint venture, an organization, a business, an individual, a government or political subdivision thereof or a governmental body.

          1.8 "Public Offering" with respect to any securities means the registration of such securities under the Securities Act, under a firm commitment underwriting, for sale to the public.

          1.9 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as may be in effect from time to time.

          1.10 "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned by the Corporation or by one or more of such subsidiaries.

     2. Dividend Rights of Preferred Stock. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends, on each outstanding share of Series A Convertible Preferred Stock, at the rate of eight percent (8.0%) of the Liquidation Preference (as defined below,


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prior to any increase for declared but unpaid dividends) of the Series A
Convertible Preferred Stock per annum per share, on each outstanding share of Series A Convertible Preferred Stock, and no more, payable prior and in preference to any payment of any dividend on, or other distribution with respect to, Junior Shares and payable semi-annually, commencing one hundred eighty (180) days from the Issuance Date, from funds legally available therefor. Such dividends shall accrue from the date of issuance whether or not earned so that no dividends (other than those payable solely in Common Stock) shall be made with respect to Junior Shares until cumulative dividends on the Series A Convertible Preferred Stock for all past dividend periods and for the then current six-month dividend period shall have been declared and paid or set apart. Such dividends shall be payable to holders of record of shares of Series A Convertible Preferred Stock as of a record date, determined by the Board of Directors, which shall be not more than thirty (30) days prior to the dividend payment date. Other than with respect to the dividends paid on the Series A Convertible Preferred Stock which represent payment of cumulative dividends thereon for all past dividend periods and for the then current six-month dividend period, no dividend shall be declared, paid on or set apart for the outstanding shares of Series A Convertible Preferred Stock. The holders of at least 50% of the Series A Convertible Preferred Stock may at any time by written consent waive payment of any accumulated but unpaid dividends with respect to such Series A Convertible Preferred Stock or eliminate any requirement to declare, pay, set apart or accumulate any dividends with respect to such Series A Convertible Preferred Stock.

     3. Restriction on Dividend Rights of Junior Shares. No dividend or other Distribution (other than those payable solely in Common Stock) shall be declared or paid with respect to Junior Shares while any shares of Series A Convertible Preferred Stock are outstanding without the vote or written consent by the holders of at least 50% of the outstanding shares of Series A Convertible Preferred Stock.

     4. Liquidation Rights of Series A Convertible Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Shares by reason of their ownership of such stock, an amount (the "Liquidation Preference") equal to the sum of $4.00 for each share of Series A Convertible Preferred Stock then held by them and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Convertible Preferred Stock. If the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the aggregate Liquidation Preference payable to such holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock, pro rata among the holders of such Series A Convertible Preferred Stock according to the number of shares held by each such holder. After payment to the holders of Series A Convertible Preferred Stock of the Liquidation Preference as aforesaid, the entire assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Junior Shares.

     5. Redemption. The Corporation may, from funds legally available therefore, redeem all or any part of the outstanding Series A Convertible Preferred Stock as follows:


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          5.1 Redemption After Second Anniversary. After the second anniversary of the Issuance Date, the Corporation may redeem, at any time, and from time to time, after the second anniversary of the Issuance Date, all or any part, but if less than all, not less than 25%, of the Series A Convertible Preferred Stock outstanding. Any redemption effected pursuant to this Section 5 shall be made on a pro-rata basis among the holders of Series A Convertible Preferred Stock in proportion to the Shares of Series A Convertible Preferred Stock then held by them.

          5.2 Redemption Price. The Corporation may redeem shares of Series A Convertible Preferred Stock pursuant to Section 5.1 above by paying in cash therefore an amount (the "Redemption Price") equal to the Liquidation Preference per share of Series A Convertible Preferred Stock.

          5.3 Redemption Notice. In order to effect a redemption pursuant to
Section 5.1 above, the Corporation shall, by written notice (herein the "Redemption Notice"), mailed first class postage prepaid, to each holder of record (at the close of business on the Business Day immediately preceding the day on which notice is given) of a Series A Convertible Preferred Stock to be redeemed, at the address shown on the records of the Corporation for such holder, notify such holder of the redemption to be effected. Such Redemption Notice shall specify the number of shares of Series A Convertible Preferred Stock to be redeemed from such holder, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, and a date (herein the "Delivery Date") which shall not be less than forty-five (45) days nor more than sixty (60) days following the date of such Redemption Notice, his certificate or certificates representing the shares to be redeemed. On or before the Delivery Date, each holder of Series A Convertible Preferred Stock to be redeemed shall surrender to the Corporation a certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof, any surrendered certificate shall be canceled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          5.4 Continuing Rights of Series A Convertible Preferred Stock Following Redemption. From and after the Delivery Date, unless there shall have been a defaulted payment of the Redemption Price, all rights of the holders of shares of Series A Convertible Preferred Stock designated for redemption and the Redemption Notice as holders of Series A Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation are legally available for redemption of shares of Series A Convertible Preferred Stock on the Delivery Date and are not sufficient to redeem the total number of shares of Series A Convertible Preferred Stock deemed redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares, ratably from the holders of such shares to be redeemed, based upon their holdings of Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock not redeemed shall remain outstanding and entitled to the rights and preferences provided herein and shall no longer be considered as having been


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designated for redemption in the relevant Redemption Notice.

          5.5 Deposit of Redemption Price. On or prior to each Delivery Date, the Corporation shall deposit the Redemption Price of all shares of Series A Convertible Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $10,000,000 as a trust fund for the benefit of the respective holders in shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the redemption price for such shares to the respective holders on or after the Delivery Date on receipt of notification from the Corporation that such holder has surrendered his or her share certificates to the Corporation pursuant to Subsection 5.3 above. As of the Delivery Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Delivery Date shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for rights to receive a bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefore. Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Subsection 5.5 for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 6 hereof, prior to the Delivery Date, shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Subsection 5.5 remaining unclaimed at the expiration of one (1) year following the Delivery Date shall thereupon be returned to the Corporation upon its request as expressed in the resolution adopted by its Board of Directors.

     6. Conversion Rights of Series A Convertible Preferred Stock. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          6.1 Right to Convert. Subject to the terms and conditions hereof, each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the first anniversary of the Issuance Date, into such number of fully paid and nonassessable shares of Common Stock, as determined by dividing $4.00 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Convertible Preferred Stock (the "Conversion Price") shall initially be $4.00 per share of Common Stock. The Conversion Price shall be subject to adjustment as hereinafter provided in Section 6.4.

          6.2 Automatic Conversion on Public Offering. Each share of Series A Convertible Preferred Stock shall automatically be converted into the number of fully paid and nonassessable shares of Common Stock upon the closing of a Public Offering pursuant to an effective Registration Statement under the Securities Act, covering the offer and sale of Common Stock to the public at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $10.00 per share of Common Stock (as adjusted for stock dividends, combinations or splits with respect to such shares) and the proceeds to the Corporation of not less than $15 million (net only of underwriters' commissions and expenses relating to the issuance, including without limitation expenses of the Corporation's counsel). In the event of a Public Offering, the


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person(s) entitled to receive the Common Stock issuable upon such conversion of
Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until the date of the closing of such sale of Common Stock. The Conversion Price of shares of Series A Convertible Preferred Stock which are converted pursuant to this Section 6.2 shall be the lower of $4.00 per share or a price determined by multiplying .80 times the price per share of the Common Stock issued in such Public Offering.

          6.3 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by a fair and reasonable conversion price to be determined by the Board of Directors solely for calculating payments due for fractional shares. No shares of Common Stock will be issued in respect of accrued or declared and unpaid dividends on the Series A Convertible Preferred Stock; however, except in the case of an Automatic Conversion on Public Offering as set forth in subparagraph 6.2 above, the Corporation shall remain liable after conversion of any Series A Convertible Preferred Stock for cumulative unpaid dividends accrued on such Series A Convertible Preferred Stock prior to the time of conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and, except for the automatic conversion pursuant to subparagraph 6.2 above, shall give written notice (the "Conversion Notice") to the Corporation, at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter issue and deliver or cause to be issued and delivered to such holder of Series A Convertible Preferred Stock, at such office or at such other place as the holder shall specify in the Conversion Notice, a certificate or certificates for the number of shares of Common Stock, to which he shall be entitled as aforesaid, registered in the name of such holder or in such other name as the holder shall specify in the aforementioned written notice. Except as set forth in subparagraph 6.2 above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          6.4  Adjustments for Diluting Issues.

               (a) Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Issuance Date effects a subdivision of the outstanding Common Stock (meaning to increase the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible), the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Common Stock (meaning to decrease the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible), the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.


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               (b) Adjustment for Certain Dividends and Disbursements. In the
event the Corporation at any time, or from time to time, after the Issuance Date, makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (but excluding shares of Common Stock previously issued by the Corporation upon conversion of Series A Convertible Preferred Stock), and (b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (but excluding shares of Common Stock previously issued by the Corporation upon conversion of Series A Convertible Preferred Stock) plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted such that the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible pursuant to this subsection as of the time of actual payment of such dividends or distributions.

               (c) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then in each such event a provision shall be made so that the holders of Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Convertible Preferred Stock.

               (d) Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 6) then and in any such event each holder of Series A Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such


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reorganization, reclassification or change, all subject to further adjustment as provided herein.

               (e) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than either a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

          6.5 No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against dilution or other impairment.

          6.6 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series A Convertible Preferred Stock at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

     7. Voting. The shares of Series A Convertible Preferred Stock shall not have any voting power, either general or special.


                            ARTICLE V.

     The name and mailing address of the Incorporator is:

                         Janis St. Marie
                  1332 Anacapa Street, Suite 200
                 Santa Barbara, California 93101

                           ARTICLE VI.

     The number of directors which constitute the whole Board of Directors of the Corporation shall be determined as set forth in the Bylaws of the Corporation. Subject to the rights of the holders of any series of Preferred Stock, no director shall be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

     The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                           ARTICLE VII.

     In furtherance and not in limitation of the powers confirmed by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, repeal, amend and rescind any or all of the Bylaws of the Corporation; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

     The Bylaws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholders shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the Bylaws, or by resolution of the stockholders.

     The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.


                          ARTICLE VIII.

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to the Delaware General Corporation Law that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.


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     Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



                           ARTICLE IX.

     The Corporation reserves the right to repeal, alter or amend this Certificate of Incorporation in the manner prescribed herein or now or hereafter prescribed by statute. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders.

     IN WITNESS WHEREOF, I have hereunto set my hand on this 31st day of August, 1997.



                              /s/ JANIS ST. MARIE
                              ----------------------------
                              Janis St. Marie, Incorporator

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


         NETLOJIX COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") certifies that:

         1. The Board of Directors of the Corporation at a meeting duly held on February 8, 2000, adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  NOW, THEREFORE, BE IT RESOLVED: That, subject to the approval of a majority of the stockholders of the Corporation, the first two sentences of ARTICLE IV. of the Corporation's
         Certificate of Incorporation shall be amended so that, as amended, such sentences shall read as follows:

                  "The Corporation is authorized to issue two classes of shares designated common and preferred, respectively. The total number of shares of all classes of stock which the Corporation has authority to issue is 41,000,000, consisting of 40,000,000 shares of common stock, par value $0.01, and 1,000,000 shares of preferred stock, par value $0.01."

         2. Thereafter, pursuant to resolution of its Board of Directors and upon notice in accordance with Section 222 of the Delaware General Corporation Law, the annual meeting the stockholders of the Corporation was held on May 25, 2000, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         3. That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporations Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Anthony E. Papa, its Chief Executive Officer, and James P. Pisani, its Secretary, this 8th day of August 2000.


                                   /s/ ANTHONY E. PAPA
                               ----------------------------------------
                               Anthony E. Papa, Chief Executive Officer

ATTEST:


   /s/ JAMES P. PISANI
--------------------------
James P. Pisani, Secretary